- FOR IMMEDIATE RELEASE -

ZIPREALTY CONTINUES STRATEGIC PROGRESSION
Series of changes includes the discontinuance of buyer rebate program

EMERYVILLE, Calif. – July 1, 2011 – ZipRealty, (www.ziprealty.com; NASDAQ: ZIPR), the nationally-ranked, full-service real estate brokerage powered by proprietary technology and effective online marketing, announced today that the Company is discontinuing the commission rebate program offered to buyers who close a transaction using a ZipRealty real estate agent. This announcement continues a series of strategic changes the Company has made over the past several months to reposition ZipRealty to capitalize on its core strengths in customer service, industry-leading technology, and efficient online marketing capabilities. The rebate program will end effective July 15, 2011.

“Our recent strategic changes are aimed at addressing the realities of today’s real estate market and moving us closer to our financial goals. We are working to evolve the Company’s position in the market, upgrading our customer experience online and offline, and enhancing flexibility and opportunity for our agents,” said Lanny Baker, Chief Executive Officer of ZipRealty. “Extensive customer surveys and a series of pilot tests revealed that our current rebate program is not the primary driver for choosing to work with ZipRealty and our talented agents. Recent tests and focus groups have shown that consumers are motivated to use ZipRealty because of our technology and our service-oriented local real estate agents. We are focusing on these core strengths, and seek to develop our technology and service to far exceed online search in helping buyers discover the right real estate.

ZipRealty was founded with a culture that embraces technology and the efficiencies it creates, and the Company has built a reputation for innovation and online expertise over the past 11 years. The Company was recently named the fifth largest brokerage in the nation according to the 2011 REALTrends 500 by transaction volume, with 22,013 client transactions completed in 2010. The Company’s website was listed as the ninth most-trafficked real estate website according to an Experian Hitwise report issued in April 2011, making ZipRealty the only real estate brokerage in the top 10.

Strategic changes the Company has made over the past several months include:
•	the launch of a new more consumer-friendly website enabling easier user access to real estate information, increased links to social media and mobile for anyone interested in residential real estate;
•	the introduction of new mobile applications that allow consumers to take comprehensive information and personalized services from ZipRealty with them in every stage of their real estate process;
•
the transition to an independent contractor relationship with real estate agents that provides greater flexibility, larger incentives and which has helped the Company attract and retain a more experienced agent force;

•
the development of a new “Powered by Zip” offering with market-leading brokerages in Atlanta and Tucson to combine the Company’s strengths in technology and online marketing with the great local presence and operational excellence of other local real estate brokerages; and

•
the resizing of the Company’s service footprint and the restructuring of its headquarters and field infrastructure to more efficiently support its customers and agents while focusing on the Company’s most attractive market opportunities.

“Commission rebates and service super-charged by technology have been instrumental in helping ZipRealty grow, and we remain committed to delivering outstanding service and attractive value to our customers,” added Baker.

ZipRealty clients who have entered into or will enter into a contract to purchase a home by July 15, 2011 and close escrow on the transaction by August 31, 2011, will remain eligible to receive the ZipRealty rebate subject to additional restrictions available on the Company’s website at www.ziprealty.com.

About ZipRealty, Inc.

ZipRealty is a leading full-service residential real estate brokerage focused on finding better, faster ways to connect clients with the information, tools and professional services they value to complete their residential real estate transactions. The Company serves its clients through its combination of a leading online presence, robust proprietary technology and knowledgeable local real estate professionals in the field. The Company's award-winning, user-friendly website and mobile applications give its clients on-the-go access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information and tools. The Company's proprietary technology, including its agent productivity platform, helps increase the efficiency of real estate agents while reducing customer acquisition and management costs, allowing the Company to invest in making its value proposition differentiated and more attractive to both clients and agents. Founded in 1999, the Company operates in 23 major markets in 18 states and the District of Columbia. The Company also has referral arrangements with third-party brokerages in two markets where it does not conduct its own brokerage operations. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Federal securities laws, including, without limitation, that the strategic changes that the Company has made including but not limited to discontinuing the current rebate program will enable it to better capitalize on its core strengths including customer service, technology and on line marketing, or enable the Company to move toward its financial goals, that the Company will upgrade its customer experience, provide enhanced opportunity for agents, that the Company will continue to develop its technology and that consumers will be driven to work with ZipRealty based on factors such as agent experience and technology rather than the Company’s rebate program.  These forward looking statements are also subject to other risk factors set forth in the Company’s Form 10-K for the fiscal year 2010 and Form 10Q for the first quarter 2011.  The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

Media Contacts:

Ginny Cain	Mindy M. Hull
Mercury Global Partners for ZipRealty	Mercury Global Partners for ZipRealty
Tel. +1 925 426 0646	Tel. +1 415 889 9977
ginny@mercuryglobalpartners.com	mindy@mercuryglobalpartners.com